Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 25, 2023 (July 31, 2023 as to respect of the share consolidation described in Note 1), on the consolidated financial statements of Foremost Lithium Resource & Technology Ltd. which comprise the consolidated statement of financial position as at March 31, 2023, the related consolidated statements of income (loss) and comprehensive income (loss), cash flows, and changes in equity for the year ended March 31, 2023, and the related notes, which are included in this Registration Statement No. 333-272028 on Post Effective Amendment No.1 to Form F-1 dated August 9, 2024 of Foremost Lithium Resource & Technology Ltd. We also consent to the reference to us under the caption “experts” in the registration statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

August 9, 2024